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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                 SCHEDULE 13E-3
                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                           NATIONAL PROCESSING, INC.
                              (NAME OF THE ISSUER)

                           NATIONAL CITY CORPORATION
                    (NAME OF THE PERSON(S) FILING STATEMENT)

                          COMMON SHARES, NO PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                  637229 10 5
                     (CUSIP NUMBER OF CLASS OF SECURITIES)
                           -------------------------

                             DAVID L. ZOELLER, ESQ.
                           NATIONAL CITY CORPORATION
                             1900 EAST NINTH STREET
                             CLEVELAND, OHIO 44114
                                 (216) 575-2000

                                WITH A COPY TO:
                           CHRISTOPHER M. KELLY, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              901 LAKESIDE AVENUE
                              CLEVELAND, OH 44114
                                 (216) 586-3939
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
      NOTICES AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)
                           -------------------------

This statement is filed in connection with (check the appropriate box):

     [ ] (a) The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934.

     [ ] (b) The filing of a registration statement under the Securities Act of 1933.

     [X]  (c) A tender offer.

     [ ]  (d) None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box

        (a) are preliminary copies.  [ ]

                           CALCULATION OF FILING FEE:

----------------------------------------------------------------------------------------------------------------
             TRANSACTION VALUATION*                                    AMOUNT OF FILING FEE**
----------------------------------------------------------------------------------------------------------------
                  $87,619,754                                                 $17,524
----------------------------------------------------------------------------------------------------------------

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid: $17,524           Filing Parties: National City
                                          Corporation

Form or Registration No.: Schedule 14D-1  Date Filed:  June 28, 1999
---------------
 * This amount assumes the purchase at $9.50 per share, pursuant to the Offer to Purchase, of all the 6,279,251 common shares (the "Shares") of National Processing, Inc. outstanding as of June 25, 1999, not beneficially owned by National City Corporation and the 2,943,881 Shares issuable upon exercise of certain options.

** The fee, calculated in accordance with Rule 0-11(d) of the Securities
   Exchange Act of 1934, is 1/50 of one percent of the cash offered by the National City Corporation.
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

                                  INTRODUCTION

     This Rule 13E-3 Transaction Statement (the "Schedule 13E-3") relates to a tender offer by National City Corporation, a Delaware corporation (the "Purchaser"), to purchase any and all outstanding common shares, no par value (the "Shares"), of National Processing, Inc., an Ohio corporation (the "Company"), not currently owned by the Purchaser, for a purchase price of $9.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 28, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"), copies of which are filed as Exhibits (a)(1) and (a)(2) respectively to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by the Purchaser with the Securities and Exchange Commission on the date hereof. This
Schedule 13E-3 is being filed by the Purchaser.

     The following cross-reference sheet is being supplied pursuant to General Instruction F to Schedule 13E-3 and shows the location in the Schedule 14D-1 of the information required to be included in response to the items of this
Schedule 13E-3. The information set forth in the Schedule 14D-1, including all exhibits thereto, is hereby expressly incorporated herein by reference and the responses to each item of this Schedule 13E-3 are qualified in their entirety by reference to the information contained in the Schedule 14D-1 and the exhibits thereto. All cross references in this Schedule 13E-3, other than cross references to the Schedule 14D-1, are to the Offer to Purchase.

     The information contained in this Schedule 13E-3 concerning the Company, including, without limitation, information concerning the Company's capital structure and historical financial statements, directors and executive officers, was obtained from the Company's publicly available filings with the Securities and Exchange Commission. The Purchaser takes no responsibility for the accuracy of such information.

                            CROSS-REFERENCE SHEET TO
                                 SCHEDULE 14D-1

                                                                   LOCATION OF ITEM(S)
ITEM AND CAPTION OF SCHEDULE 13E-3                                   IN SCHEDULE 14D-1
----------------------------------                                 -------------------
 1.  ISSUER AND CLASS OF SECURITY SUBJECT TO THE TRANSACTION.
     (a)-(c).....................................................                    1
     (d)-(f).....................................................                    *
 2.  IDENTITY AND BACKGROUND.
     (a)-(g).....................................................                    2
 3.  PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS.
     (a)(1)......................................................                 3(a)
     (a)(2)-(b)..................................................                 3(b)
 4.  TERMS OF THE TRANSACTION.
     (a)-(b).....................................................                    *
 5.  PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.
     (a)-(g).....................................................                    5
 6.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
     (a).........................................................                 4(a)
     (b).........................................................                    *
     (c)-(d).....................................................             4(b)-(c)
 7.  PURPOSE(S), ALTERNATIVES, REASONS AND EFFECTS.
     (a)-(d).....................................................                    *
 8.  FAIRNESS OF THE TRANSACTION.
     (a)-(f).....................................................                    *
 9.  REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.
     (a)-(c).....................................................                    *
10.  INTEREST IN SECURITIES OF THE ISSUER.
     (a)-(b).....................................................                    6
11.  CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO
     THE ISSUER'S SECURITIES.....................................                    7
12.  PRESENT INTENTION AND RECOMMENDATION OF CERTAIN PERSONS
     WITH REGARD TO THE TRANSACTION.
     (a)-(b).....................................................                    *
13.  OTHER PROVISIONS OF THE TRANSACTION.
     (a)-(c).....................................................                    *
14.  FINANCIAL INFORMATION.
     (a)-(b).....................................................                    *
15.  PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED.
     (a).........................................................                    *
     (b).........................................................                    8
16.  ADDITIONAL INFORMATION......................................                10(f)
                                                                   separately included
17.  MATERIAL TO BE FILED AS EXHIBITS............................             herewith

---------------
* The item is not required by Schedule 14D-1 of the Securities Exchange Act of 1934, as amended.

ITEM 1.  ISSUER AND CLASS OF SECURITY SUBJECT TO THE TRANSACTION.

     (a)-(c) Reference is hereby made to the information set forth in the answer to Item 1 of the Schedule 14D-1, which is incorporated herein by reference. Reference is also made to the information concerning the approximate number of holders of record of the Shares set forth in the "Introduction" of the Offer to Purchase, which is incorporated herein by reference.

     (d) Reference is hereby made to the information set forth in Section 6 ("Price Range of the Shares; Dividends") of the Offer to Purchase, which is incorporated herein by reference.

     (e)-(f) Reference is hereby made to the information set forth in "Special Factors -- Background of the Offer; Contacts with the Company" and Section 8 ("Certain Information Concerning the Company") of the Offer to Purchase, which is incorporated herein by reference.

ITEM 2.  IDENTITY AND BACKGROUND.

     (a)-(g) Reference is hereby made to the information set forth in the answer to Item 2 of the Schedule 14D-1, which is incorporated herein by reference.

ITEM 3.  PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS.

     (a)(1) Reference is hereby made to the information set forth in the answer to Item 3(a) of the Schedule 14D-1, which is incorporated herein by reference.

     (a)(2)-(b) Reference is hereby made to the information set forth in the answer to Item 3(b) of the Schedule 14D-1, which is incorporated herein by reference.

ITEM 4.  TERMS OF THE TRANSACTION.

     (a) Reference is hereby made to the information set forth in the "Introduction" and Sections 1-4, 13 and 14 ("Terms of the Offer," "Acceptance for Payment and Payment," "Procedures for Accepting the Offer and Tendering Shares," "Withdrawal Rights," "Certain Conditions of the Offer" and "Certain Legal Matters; Required Regulatory Approvals") of the Offer to Purchase, which is incorporated herein by reference.

     (b) Reference is hereby made to the information set forth in "Special Factors -- Effects of the Offer and the Merger" of the Offer to Purchase, which is incorporated herein by reference.

ITEM 5.  PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

     (a)-(g) Reference is hereby made to the information set forth in the answer to Item 5 of the Schedule 14D-1, which is incorporated herein by reference.

ITEM 6.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a) Reference is hereby made to the information set forth in the answer to
Item 4(a) of the Schedule 14D-1, which is incorporated herein by reference.

     (b) Reference is hereby made to the information set forth in the information set forth in Section 15 ("Certain Fees and Expenses") of the Offer to Purchase, which is incorporated herein by reference.

     (c)-(d) Reference is hereby made to the information set forth in the answer to Item 4(b)-(c) of the Schedule 14D-1, which is incorporated herein by reference.

ITEM 7.  PURPOSE(S), ALTERNATIVES, REASONS AND EFFECTS.

     (a)-(d) Reference is hereby made to the information set forth in the "Introduction," "Special Factors," Section 5 ("Certain Tax Consequences"),
Section 7 ("Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration") and Section 10 ("The Merger; Plans for the Company") of the Offer to Purchase, which is incorporated herein by reference.

ITEM 8.  FAIRNESS OF THE TRANSACTION.

     (a)-(e) Reference is hereby made to the information set forth in the "Introduction" and "Special Factors -- Fairness of the Offer and the Merger" of the Offer to Purchase, which is incorporated herein by reference.

     (f) Not applicable.

ITEM 9.  REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.

     (a) Reference is hereby made to the information set forth in "Special Factors" of the Offer to Purchase, which is incorporated herein by reference.

     (b)-(c) Not applicable.

ITEM 10.  INTEREST IN SECURITIES OF THE ISSUER.

     (a)-(b) Reference is hereby made to the information set forth in the answer to Item 6 of the Schedule 14D-1, which is incorporated herein by reference.

ITEM 11. CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO THE ISSUER'S SECURITIES.

     Reference is hereby made to the answer to Item 7 of the Schedule 14D-1, which is incorporated herein by reference.

ITEM 12. PRESENT INTENTION AND RECOMMENDATION OF CERTAIN PERSONS WITH REGARD TO THE TRANSACTION.

     (a)-(b) Reference is hereby made to the information set forth in Section 8 ("Certain Information Concerning the Company") of the Offer to Purchase, which is incorporated herein by reference.

ITEM 13.  OTHER PROVISIONS OF THE TRANSACTION.

     (a) Reference is hereby made to the information set forth in Section 10 ("The Merger; Plans for the Company") of the Offer to Purchase, which is incorporated herein by reference.

     (b)-(c) Not applicable.

ITEM 14.  FINANCIAL INFORMATION.

     (a) Reference is hereby made to the information set forth in Section 8 ("Certain Information Concerning the Company") of the Offer to Purchase, and pages 18 through 35 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and pages 1 through 10 and 12 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which are incorporated herein by reference. Exhibits (g)(1) and (g)(2) are hereby expressly incorporated herein by reference pursuant to General Instruction D of Form 13E-3.

     (b) Not applicable.

ITEM 15.  PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED.

     (a) Not applicable.

     (b) Reference is hereby made to the information set forth in the answer to
Item 8 of the Schedule 14D-1, which is incorporated herein by reference.

ITEM 16.  ADDITIONAL INFORMATION.

     Reference is hereby made to the information set forth in the answer to Item 10(f) of the Schedule 14D-1, which is incorporated herein by reference.

ITEM 17.  MATERIAL TO BE FILED AS EXHIBITS.

     (a) Not applicable.

     (b) Not applicable.

     (c) Not applicable.

     (d)(1) Offer to Purchase, dated June 28, 1999.

     (d)(2) Letter of Transmittal.

     (d)(3) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

     (d)(4) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

     (d)(5) Notice of Guaranteed Delivery.

     (d)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     (d)(7) Text of Press Release issued by the Purchaser, dated June 22, 1999.

     (e) Not applicable.

     (f) Not applicable.

     (g)(1) Financial Statements (including the Notes thereto) included on pages 18 through 35 in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     (g)(2) Financial Statements (including the Notes thereto) included on pages 1 through 10 and 12 in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 28, 1999

                                          NATIONAL CITY CORPORATION

                                          By: /s/ ROBERT G. SIEFERS
                                            ------------------------------------
                                            Name: Robert G. Siefers
                                            Title:  Vice Chairman and
                                                Chief Financial Officer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
(a)      Not applicable.
(b)      Not applicable.
(c)      Not applicable.
(d)(1)   Offer to Purchase, dated June 28, 1999.
(d)(2)   Letter of Transmittal.
(d)(3)   Form of Letter to Brokers, Dealers, Commercial Banks, Trust
         Companies and Other Nominees.
(d)(4)   Form of Letter to Clients for use by Brokers, Dealers,
         Commercial Banks, Trust Companies and Other Nominees.
(d)(5)   Notice of Guaranteed Delivery.
(d)(6)   Guidelines for Certification of Taxpayer Identification
         Number on Substitute Form W-9.
(d)(7)   Text of Press Release issued by the Purchaser, dated June
         22, 1999.
(e)      Not applicable.
(f)      Not applicable.
(g)(1)   Financial Statements (including the Notes thereto) included on pages 18 through 35 in the Company's Annual Report on
         Form 10-K for the fiscal year ended December 31, 1998.
(g)(2)   Financial Statements (including the Notes thereto) included on pages 1 through 10 and 12 in the Company's Quarterly
         Report on Form 10-Q for the quarter ended March 31, 1999.